Exhibit 10.9

Agency Agreement

Principle:

Timesco of London Ltd.

Timesco House

1 Knights Road

London E16 2AT

England

Agent:

Beijing Dehaier Medical Technology Co. Ltd.

1223 Epoch Center 31 Zizhuyuan Road, Haidian District, Beijing, China

Agreement Basis:

Beijing Dehaier to act as Timesco’s exclusive agent for range of products specified. Timesco will not sell any agreed products into China through any other distributor. Beijing Dehaier will no sell competition products from any other principals in China.

Territory for agency agreement:

Mainland of China, excluding Hong Kong, Taiwan, Macao

Term:

Start date: 09/08/2009, for a period of 1 year: 09/08/2010. Review on performance every six months.

Products:

Optima, Optima XL, Eclipse.

Other brands can be added to follow based on minimum agreed sales values. Dehaier may also purchase any other brands and sale which may not have any agreements which Timesco has made with other distributors.

Quantities of items:

500 x Eclipse sets approximately minimum

800 x Optima sets approximately minimum

Annual Sales Target:

$200,000.00 net minimum.

Order Placement:

Minimum order: $50,000 in every three months.

Payment Terms:

50% of the goods value will be T/T from Agent to Principle before Principle dispatch the goods, the rest of 50% will be T/T from Agent to Principle within 90 days.

Exclusion:

All new contracts/quotations etc will not be actioned by Timesco from other distributors after the signed agreement by both parties.

Any existing contracts, orders in hand, quotations quoted prior to the agreed signed agreement will be supplied by Timesco. After the signed agreement, all enquiries for Optima and Eclipse will be referred to De-Haier to action.

Principle:

Agent:

Mr. S Fayyaz

Managing Director

Mr. Ping Chen

Managing Director

2009.8.9